Exhibit 99.1

Esports Entertainment Group Reports Fiscal Second Quarter 2021 Financial Results

Feb 16, 2021

Company raises fiscal 2021 revenue guidance to $18 million; fiscal 2022 guide $70 million; Conference call to discuss Q2F21 results today at 4:30 pm ET

Newark, New Jersey–(Newsfile Corp. – February 16, 2021) – Esports Entertainment Group, Inc. (NASDAQ: GMBL) (NASDAQ: GMBLW) (or the “Company”), an esports and online gambling company, today announced its financial results for the fiscal second quarter ended December 31, 2020, as well as recent corporate developments.

Business Highlights

●	Signed binding agreement to acquire Helix eSports and ggCircuit in deal valued at $43 million

●	VIE.bet and SportNation.com brands approved to market and operate their services in more than 150 jurisdictions globally through the Company’s Malta gaming license secured in April 2020

●	Filed first US gaming license application with the New Jersey Division of Gaming Enforcement; expect approval in Q2 of calendar 2021

●	Acquired Esports Gaming League, with a history of partnerships that include Microsoft, Red Bull Arsenal FC, and Activision; subsequent to acquisition, EGL announced first-of-their kind deals with Baltimore Ravens, Philadelphia Eagles, Philadelphia Union, LA Kings, and LA Galaxy to be official esports tournament provider

●	Opened access to new markets with acquisition of Lucky Dino, an established Malta licensed online casino operator with its own proprietary casino platform; Lucky Dino generated $21 million revenue and $3.8 million EBITDA in FY20.

●	Closed $30 million registered direct offering priced at-the-market

“The foundation we have built is primed to generate rapid growth in the quarters ahead,” commented Grant Johnson, CEO of Esports Entertainment Group. “Revenue growth, driven by our Argyll Entertainment acquisition, accelerated throughout the fiscal second quarter. With the acquisitions of Lucky Dino, Helix Esports and ggCircuit, we have raised our revenue guidance from $13 million to $18 million for fiscal 2021. Additional key milestone achievements subsequent to quarter end, including completing our acquisition of EGL and greatly expanding the eligible operating jurisdictions for our VIE and SportNation brands, provide further growth opportunities.”

Johnson continued, “The COVID-19 pandemic has absolutely accelerated the rapid growth of esports with mainstream broadcasts to national TV audiences on ESPN and Fox, as well as growing interest from traditional professional sports franchises, including top NFL, NHL, and MLS teams. We believe the diversified esports and online gambling company we are building is ideally positioned to capitalize on these trends, providing investors broad exposure to the rise of competitive gaming and the legalization of online gambling in the US.”

“Looking ahead, we are building on our momentum, and with today’s capital raise of $30 million, we have the resources to further accelerate the monetization of our robust three pillar strategy,” concluded Johnson.

F2Q21 Financial Results

Revenue for the three months ended December 31, 2020 totaled $2.4 million, an increase of $2.4 million over the $0 recorded for the three months ended December 31, 2019. The increase was primarily attributable to the acquisition of Argyll Entertainment as we are now revenue a generating company.

Turnover, Gross Gaming Revenue and Net Revenue returned to pre-COVID levels in October, with total handle above $16 million for the month and revenues above $700K. Total handle for December was $20 million, with revenues above $850K.

Total operating expenses for the three months ended December 31, 2020 totaled $8.1 million, an increase from the $0.7 million recorded for the three months ended December 31, 2019. The increase was primarily attributable to the increased payroll, stock compensation, marketing, legal and professional services fees related to increased business activity.

Total net loss for the three months ended December 31, 2020 was $7.3 million, driven principally by reduced revenues related to the measures taken post the regular UK Gambling Commission audit of Argyll Entertainment, as well as Equity Based Comp, Depreciation and Change in the Fair value of Warrant liabilities, totaling $3.5m between them.

At December 31, 2020, we had cash and cash equivalents totaling $7.6 million and shareholders’ equity was $14.0 million at December 31, 2020.

Guidance

The Company raised its fiscal 2021 revenue guidance to $18 million, up from $13 million, reflecting the addition of Lucky Dino, Helix Esports and ggCircuit to its core Argyll and VIE platforms. On a proforma basis, including the acquisitions of Helix Esports and ggCircuit, the Company expects to report $70 million in revenue in fiscal 2022.

Fiscal Second Quarter 2021 Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its F2Q21 financial results. Participants may join the conference call by dialing 1-855-327-6837 (U.S. Toll-Free) or 1-631-891-4304 (International). A live webcast of the conference call will also be available at http://public.viavid.com/index.php?id=143549.

For those unable to participate in the conference call, a telephonic replay of the call will also be available shortly after the completion of the call, until 11:59 pm ET on Monday, November 30, 2020, by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (International) and entering the replay pin number: 10013196.

About Esports Entertainment Group

Esports Entertainment Group, Inc. is an esports and online gambling company. The Company operates a number of entities across three key pillars: 1) esports entertainment and infrastructure, 2) esports wagering, 3) iGaming. The Company maintains offices in New Jersey, the UK and Malta. The Company maintains offices in New Jersey, the UK and Malta. For more information visit www.esportsentertainmentgroup.com.

Forward Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:

U.S. Investor Relations

RedChip Companies, Inc.

Dave Gentry

407-491-4498
dave@redchip.com

Media & Investor Relations Inquiries

Jeff@esportsentertainmentgroup.com

Esports Entertainment Group, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)